SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): April 7, 1998




                              BLESSINGS CORPORATION
             (Exact name of Registrant as specified in its charter)




                                    Delaware

         (State or other jurisdiction of incorporation or organization)




       1-04684                                       13-5566477
(Commission File Number)                (I.R.S. Employer Identification No.)

        200 Enterprise Drive
          Newport News, VA                              23603
(Address of Principal Executive Offices)             (Zip Code)

       Registrant's telephone number, including area code: (757) 887-2100

                                      N.A.
          (Former name of former address, if changed since last report)


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Item 5.  Other Events

         A copy of a press release announcing the execution of a definitive merger agreement in which Huntsman Packaging Corporation will acquire all issued and outstanding shares of Blessings Corporation is attached hereto as Exhibit 10.1.


Item 7.  Exhibits

         10.1     Press Release dated April 8, 1998.

FOR IMMEDIATE RELEASE      CONTACTS:
April 8, 1998              HUNTSMAN PACKAGING CORPORATION
                           Scott K. Sorensen
                           Executive Vice President and Chief Financial Officer
                           801-532-5200

                           BLESSINGS CORPORATION
                           James P. Luke
                           Executive Vice President, Secretary and Chief Financial Officer
                           757-820-1307


                  HUNTSMAN PACKAGING CORPORATION AND BLESSINGS
               CORPORATION ENTER INTO DEFINITIVE MERGER AGREEMENT


Salt Lake City, UT and Newport News, VA -- Huntsman Packaging Corporation and Blessings Corporation (AMX: BCO) announced today that they have entered into a definitive merger agreement. The agreement calls for Huntsman to acquire all issued and outstanding shares of Blessings. Huntsman and Blessings expect to complete the transaction in the middle of May.

Under the merger agreement, VA Acquisition Corp., a wholly-owned subsidiary of Huntsman, will promptly commence a cash tender offer for all of the outstanding shares of Blessings common stock for $21.00 per share. Any shares not purchased in the tender offer will be acquired for the same price in cash in a second-step merger. Blessings has approximately 10.3 million fully diluted shares outstanding.

Blessing's largest shareholder, Williamson-Dickie Manufacturing Company, along with certain directors, which hold in the aggregate approximately 58.5 percent of the total outstanding shares of Blessings, have agreed to tender their shares. Additionally, the Boards of Directors of both companies have given approval to the acquisition and the Board of Blessings recommends that Blessings stockholders accept Huntsman's cash tender offer.

Commenting on the transaction, Richard P. Durham, President and Chief Executive Officer of Huntsman, stated, "Blessings Corporation has a great reputation for quality and product innovation in our industry and we are excited to make it a part of Huntsman Packaging Corporation. The acquisition significantly increases our capacity for personal care and medical products, and gives us an extremely strong position in the rapidly-growing Mexican and Latin American markets." Mr. Durham commented, "With the completion of this acquisition, we will have more than doubled the size of Huntsman Packaging in the last 18 months. We are committed to being the premier supplier of value-added films in the industry."

Consummation of the acquisition is contingent upon the tender of a majority of Blessings outstanding shares, the expiration or termination of any applicable waiting periods under the federal Hart-Scott-Rodino Antitrust Improvements Act, and other customary conditions. Huntsman has obtained a commitment letter from The Chase Manhattan Bank and Chase Securities Inc. to provide the funding necessary for the acquisition.

Blessing's annual meeting of shareholders scheduled May 19, 1998 has been postponed indefinitely.

Blessings Corporation's operating businesses, Edison Plastics, Nacional de Envases Plasticos, S.A. de C.V. (NEPSA) and Edison Converting, are leading producers and converters of polyethylene (PE) and polypropylene (PP) films for the personal care, medical and packaging industries. Blessings and its operating companies have approximately 1,250 employees at five production facilities in the United States and Mexico. It had 1997 revenues of approximately $175 million.

Edison Plastics, with manufacturing facilities in Newport News, VA, McAlester, OK and Washington, GA, manufactures thin and ultra-thin gauge multi-layer, cast embossed and extruded film products. Principal end-use markets include infant diapers, feminine care products, adult incontinence products, and medical and surgical products.

NEPSA has two manufacturing facilities in Mexico City. It is the leading Mexican producer and converter of PE and PP films, and the technical leader in high-speed eight-color film printing. It produces films for the infant diaper and feminine care markets, and supplies point-of-purchase bags for those consumer products.

Edison Converting is a full service producer of PE and PP converted films, printed roll stock and bags. Its principal end-use markets include personal hygiene and health care.

Huntsman Packaging Corporation is a world-class manufacturer of value-added polyethylene and PVC plastic films and flexible packaging. One of North America's largest film and flexible packaging manufacturers, Huntsman Packaging annually produces over 500 million pounds of film and flexible packaging for food packaging, medical and pharmaceutical applications, household goods, garden supplies, pet food, cosmetics, retail merchandise, and agricultural, industrial and institutional applications. It had 1997 revenues of approximately $500 million.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BLESSINGS CORPORATION


Date:  April 9, 1998                    By:/s/   Wayne A. Durboraw
                                           -----------------------------------
                                                 Wayne A. Durboraw, Controller



Date: April 9, 1998                     By:/s/   James P. Luke
                                           -----------------------------------
                                                 James P. Luke, Executive Vice
                                                 President
                                                 (Principal Financial Officer)